Exhibit 3.10

SOSID: 1002834 Date Filed: 9/21/2007 4:40:00 PM Elaine F. Marshall North Carolina Secretary of State C200726300471
ARTICLES OF ORGANIZATION
OF
AURORA GREENSBORO LLC
     Pursuant to Section 57C-2-20 of the General Statutes of North Carolina, the undersigned submits these Articles of Organization for the purpose of forming a limited liability company.
1.	The name of the limited liability company is Aurora Greensboro. LLC.

2.	The name and address of the organizer is L. Keith Harvey, Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424.

3.	The street address and county of the initial registered office of the limited liability company is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603 and the name of the initial registered agent is C T Corporation System.

4.	The street address and county of the principal office of the limited liability company is 11360 North Jog Road, Suite 103, Palm Beach Gardens, Florida 33418. (Palm Beach County)
[Signature on following page]

     IN WITNESS WHEREOF, the undersigned executes these Articles of Organization this 20th day of September, 2007.

/s/ L. Keith Harvey
L. Keith Harvey
Organizer